Exhibit 23.1

PricewaterhouseCoopers LLP Hay’s Galleria 1 Hay’s Lane London SE1 2RD Telephone +44 (0) 20 7583 5000 Facsimile +44 (0) 20 7804 1001 www.pwc.com/uk

The Directors,

Barclays PLC and Barclays Bank PLC

1 Churchill Place

London

E14 5HP

18th February 2008

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated 8th March 2007, except for the last two paragraphs in ‘Recent developments’ on page 157, for which the date is 26th March 2007 for:

1.	Barclays PLC relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting; and

2.	Barclays Bank PLC relating to the financial statements

which appear in the combined Annual Report on Form 20-F for Barclays PLC and Barclays Bank PLC for the year ended 31st December 2006.

Yours faithfully

PricewaterhouseCoopers LLP

London, England

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Services Authority for designated investment business.